For Immediate Release
Mediacom Communications Reports Results
for Fourth Quarter and Full Year 2008

Middletown, NY — February 25, 2009 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months and year ended December 31, 2008. Mediacom Communications will hold a teleconference today at 10:30 a.m. Eastern Time to discuss its financial results. A live broadcast of the teleconference can be accessed through our web site at www.mediacomcc.com.
Fourth Quarter 2008 Financial Highlights
•	Revenues increased 8.3% to $360.2 million
•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) rose 8.4% to $129.6 million[1]
•	Operating income rose 37.5% to $73.7 million
•	Average monthly revenue per basic subscriber increased 8.9% to $90.88
•	Revenue generating units (“RGUs”) grew sequentially by 33,000
Full Year 2008 Financial Highlights
•	Revenues increased 8.4% to $1,401.9 million
•	Adjusted OIBDA rose 10.6% to $512.0 million
•	Operating income grew 25.4% to $278.9 million
•	Capital expenditures of $289.8 million
•	RGUs grew a record 222,000 to 2,946,000
“It was an excellent year for us, as we solidly executed in all aspects of our business,” stated Rocco B. Commisso, Mediacom’s Chairman and CEO. “Despite worsening economic conditions in 2008, we produced record RGU growth, exceeded our financial guidance that was revised upwards three times and generated our highest annual growth rate in Adjusted OIBDA since 2002.”
“In 2009, we are cautiously optimistic that our business will once again show its historical resilience in this recessionary environment and grow in the face of deepening economic pressures across the markets we serve. Equally important, however, is that with a significant decline in planned capital spending and with our shares outstanding reduced by 30% as a result of the Morris Transaction, we expect to deliver in 2009 meaningful and sustainable after-tax free cash flow per share for the first time in our history. Our internal cash flow generation, together with about $650 million of currently available revolving credit commitments, puts Mediacom in the enviable position of avoiding persistently unattractive financing markets until at least mid-2011,” concluded Mr. Commisso.

[1]	Adjusted OIBDA excludes non-cash, share-based compensation charges.

2009 Guidance
Despite the current economic uncertainties, we still expect to increase revenues and Adjusted OIBDA in 2009, although at reduced growth rates than achieved in 2008. Moreover, due to an expected 20% — 25% decline in capital expenditures in 2009 and the reduction in common shares outstanding resulting from the Morris Transaction, we anticipate generating after-tax free cash flow of about $1.00 per share for full year 2009, up from less than $0.10 per share in 2008.
Three Months Ended December 31, 2008 Compared to Three Months Ended December 31, 2007
Revenues rose 8.3% to $360.2 million, largely due to growth in high-speed data and phone customers, and basic video rate increases.
•	Video revenues increased 3.5% from the fourth quarter of 2007, largely due to basic video rate increases and higher service fees from our advanced video products and services, including DVRs and HDTV, partially offset by a lower number of basic subscribers. During the quarter, we lost 6,000 basic subscribers, as compared to a loss of 7,000 for the same period last year.
During the quarter, digital customers grew by 19,000, compared to an increase of 16,000 in the prior year period, ending the year with 643,000 customers, or 48.8% penetration of basic subscribers. As of December 31, 2008, 33.2% of digital customers were taking DVR and/or HDTV services.
•	High-speed data revenues rose 16.3%, primarily due to a 12.0% year-over-year unit growth. During the quarter, high-speed data customers grew by 11,000, compared to a gain of 22,000 in the prior year period, ending the year with 737,000 customers, or 25.8% penetration of estimated homes passed.
•	Phone revenues grew 47.6%, mainly due to a 34.1% year-over-year increase in phone customers and, to a lesser extent, a reduction in discounted pricing. During the quarter, phone customers grew by 9,000, as compared to a gain of 20,000 in the prior year period, ending the year with 248,000 customers, or 9.5% penetration of estimated marketable phone homes.
•	Advertising revenues were down 0.2%, largely as a result of a sharp decline in local and national automotive advertising, offset by an increase in political and other local advertising.
Total operating costs grew 8.2%, primarily due to increases in programming unit costs and, to a lesser extent, higher expenses related to phone customer growth and employee staffing, offset in part by a reduction in high-speed data delivery costs.
Adjusted OIBDA rose 8.4%, resulting in a margin of 36.0%, which was unchanged from the fourth quarter last year. Operating income increased by 37.5% mainly due to the increase in Adjusted OIBDA and lower depreciation and amortization expense.
Liquidity and Capital Resources
Significant sources of cash for the twelve months ended December 31, 2008 were:
•	Net cash flows from operating activities of $268.7 million; and
•	Net bank financing of $101.0 million.

Significant uses of cash for the twelve months ended December 31, 2008 were:
•	Capital expenditures of approximately $289.8 million;
•	Additions to cash balances of $47.7 million;
•	Repurchases of shares of our Class A common stock totaling $22.4 million; and
•	Financing costs of $10.9 million.
Free cash flow was positive $8.8 million for the twelve months ended December 31, 2008, as compared to negative $3.6 million in the prior year period. See Table 7 for further detail.
Morris Transaction
On September 7, 2008, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Shivers Investments, LLC (“Shivers”) and Shivers Trading & Operating Company (“STOC”). On February 13, 2009, we completed the Exchange Agreement pursuant to which we exchanged all of the outstanding shares of stock of a wholly owned subsidiary, which held (i) non-strategic cable television systems located in Western North Carolina serving approximately 24,800 basic subscribers, and (ii) approximately $110 million in cash, for 28,309,674 shares of Mediacom Class A common stock owned by Shivers. Both STOC and Shivers are affiliates of Morris Communications Company, LLC (“Morris Communications”), and STOC, Shivers and Morris Communications are controlled by William S. Morris III, a then member of our Board of Directors (the “Board”). The $110 million cash portion of the Exchange Agreement was funded with borrowings made under the revolving commitments of our bank credit facilities.
Pursuant to the terms of the Exchange Agreement, William S. Morris III and Craig S. Mitchell resigned from the Board on February 13, 2009. Messrs. Morris and Mitchell also resigned as members of the Compensation and Audit Committees of the Board, respectively.
Financial Position
At December 31, 2008, our total debt outstanding was $3.316 billion, an increase of $101 million from year-end 2007. As of the same date, cash and cash equivalents were $67.1 million, an increase of $47.7 million from year-end 2007. Given the instability in the credit markets, in 2009 and possibly beyond, we plan to pursue a financial policy of keeping sizable cash balances on our balance sheet. As of December 31, 2008, our unused credit facilities were $762 million, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. After giving effect to the completion of the Exchange Agreement noted above, our unused credit facilities would have been about $650 million. As of the date of this press release, about 68% of our total debt was at fixed interest rates or subject to interest rate protection.
Stock Repurchase Program and Activity
In the first half of 2008, we repurchased approximately 4.8 million shares of our Class A common stock for an aggregate cost of $22.4 million. At December 31, 2008, we had approximately 94.8 million shares of Class A and Class B common stock outstanding, and $47.6 million remained available under our stock repurchase program. On the same date, after giving effect to the completion of the Exchange Agreement, our total outstanding shares were approximately 66.5 million, representing 39.5 million shares of our Class A common stock and 27.0 million shares of our Class B common stock.

Company Description
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate, many of which are beyond our control. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: competition for video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; greater than anticipated effects of the current, or future, economic downturns and other factors which may negatively affect our customers’ demand for our products and services; increasing programming costs and delivery expenses related to our products and services; changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies; changes in assumptions underlying our critical accounting polices which could impact our results; our ability to generate sufficient cash flow to meet our debt service obligations; liquidity and overall instability in the credit markets and/or an adverse change in the ratings of our debt securities by nationally accredited rating organizations which may impact the availability and costs, including interest rates, of our future financings; and the other risks and uncertainties discussed in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports or documents that we file from time to time with the SEC. Statements included in this press release are based upon information known to us as of the date that this press release is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by applicable federal securities laws.

Tables:		Contact:
(1)	Consolidated Statements of Operations-three month periods	Investor Relations
(2)	Consolidated Statements of Operations—twelve month periods	Calvin Craib
(3)	Condensed Consolidated Balance Sheets	Senior Vice President,
(4)	Condensed Consolidated Statements of Cash Flows	Corporate Finance
(5)	Capital Expenditure Data	(845) 695-2675
(6)	Reconciliation Data — Historical
(7)	Calculation — Free Cash Flow	Media Relations
(8)	Summary Operating Statistics	Thomas Larsen
(9)	Use of Non-GAAP Financial Measures	Vice President,
Legal and Public Affairs
(845) 695-2754

TABLE 1
Actual Results — Three Month Periods
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		Percent
	2008	2007	Change
Video	$231,904	$224,050	3.5%
High-speed data	85,301	73,372	16.3
Phone	24,534	16,624	47.6
Advertising	18,423	18,468	(0.2)

Total revenues	$360,162	$332,514	8.3%

Service costs	$151,050	$139,887	8.0%
SG&A expenses	72,577	66,643	8.9
Corporate expenses	6,908	6,441	7.3

Total operating costs	$230,535	$212,971	8.2%

Adjusted OIBDA	$129,627	$119,543	8.4%

Non-cash, share-based compensation charges	(1,254)	(1,313)	(4.5)
Depreciation and amortization	(54,644)	(64,626)	(15.4)

Operating income	$73,729	$53,604	37.5%

Interest expense, net	$(50,031)	$(58,819)	(14.9)%
Loss on derivatives, net	(58,485)	(13,930)	NM
Loss on sale of cable systems, net	(18,128)	(247)	NM
Other expense, net	(2,492)	(3,000)	(16.9)

Loss before income taxes	(55,407)	(22,392)	NM
Provision for income taxes	(14,581)	(14,480)	0.7%

Net loss	$(69,988)	$(36,872)	89.8%

Basic and diluted weighted average shares outstanding	94,781	103,649
Basic and diluted loss per share	$(0.74)	$(0.36)

Adjusted OIBDA margin (a)	36.0%	36.0%
Operating income margin (b)	20.5%	16.1%

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents operating income as a percentage of revenues.

TABLE 2
Actual Results — Twelve Month Periods
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	December 31,		Percent
	2008	2007	Change
Video	$921,098	$891,594	3.3%
High-speed data	324,764	278,853	16.5
Phone	89,970	55,892	61.0
Advertising	66,062	67,036	(1.5)

Total revenues	$1,401,894	$1,293,375	8.4%

Service costs	$585,224	$543,514	7.7%
SG&A expenses	277,838	263,154	5.6
Corporate expenses	26,881	23,728	13.3

Total operating costs	$889,943	$830,396	7.2%

Adjusted OIBDA	$511,951	$462,979	10.6%

Non-cash, share-based compensation charges	(5,185)	(5,319)	(2.5)
Depreciation and amortization	(227,910)	(235,331)	(3.2)

Operating income	$278,856	$222,329	25.4%

Interest expense, net	$(213,333)	$(239,015)	(10.7)%
Loss on derivatives, net	(54,363)	(22,902)	NM
(Loss) gain on sale of cable systems, net	(21,308)	11,079	NM
Other expense, net	(9,133)	(9,054)	0.9

Loss before income taxes	(19,281)	(37,563)	(48.7)%
Provision for income taxes	(58,213)	(57,566)	1.1%

Net loss	$(77,494)	$(95,129)	(18.5)%

Basic and diluted weighted average shares outstanding	95,548	107,828
Basic and diluted loss per share	$(0.81)	$(0.88)

Adjusted OIBDA margin (a)	36.5%	35.8%
Operating income margin (b)	19.9%	17.2%

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents operating income as a percentage of revenues.

TABLE 3
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$67,111	$19,388
Subscriber accounts receivable, net	81,086	81,509
Prepaid expenses and other assets	17,615	20,630
Deferred tax assets	8,260	2,424
Assets held for sale	1,693	649

Total current assets	$175,765	$124,600
Property, plant and equipment, net	1,476,287	1,412,139
Intangible assets, net	2,022,219	2,024,727
Other assets, net	33,785	24,817
Assets held for sale	10,933	28,927

Total assets	$3,718,989	$3,615,210

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$268,574	$246,915
Deferred revenue	54,316	51,015
Current portion of long-term debt	124,500	94,533
Liabilities held for sale	2,020	570

Total current liabilities	$449,410	$393,033
Long-term debt, less current portion	3,191,500	3,120,500
Deferred tax liabilities	380,650	316,602
Other non-current liabilities	44,073	38,164
Total stockholders’ deficit	(346,644)	(253,089)

Total liabilities and stockholders’ deficit	$3,718,989	$3,615,210

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 4
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net cash flows provided by operating activities	$268,715	$188,792

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	$(289,825)	$(227,409)
Acquisition of cable system	—	(7,274)
Proceeds from sale of assets and investments	—	32,348

Net cash flows used in investing activities	$(289,825)	$(202,335)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
New borrowings	$1,035,000	$412,525
Repayment of debt	(934,033)	(342,091)
Repurchase of Class A common stock	(22,389)	(69,036)
Financing costs	(10,887)	—
Other financing activities (including book overdrafts)	130	(5,814)
Proceeds from issuance of common stock in employee stock purchase plan	1,012	962

Net cash flows provided by (used in) financing activities	$68,833	$(3,454)

Net increase (decrease) increase in cash	47,723	(16,997)
CASH AND CASH EQUIVALENTS, beginning of period	19,388	36,385

CASH AND CASH EQUIVALENTS, end of period	$67,111	$19,388

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$209,164	$245,143

TABLE 5
Capital Expenditure Data
(Dollars in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
Customer premise activity	$137,621	$110,163
Commercial	9,310	7,887
Scalable infrastructure	50,869	33,423
Line extensions	17,755	21,122
Upgrade/Rebuild	51,402	33,886
Support capital	22,868	20,928

Total	$289,825	$227,409

TABLE 6
Reconciliation Data — Historical
Reconciliation of Adjusted OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2008	2007
Adjusted OIBDA	$129,627	$119,543
Non-cash, share-based compensation charges	(1,254)	(1,313)
Depreciation and amortization	(54,644)	(64,626)

Operating income	$73,729	$53,604

	Twelve Months Ended
	December 31,
	2008	2007
Adjusted OIBDA	$511,951	$462,979
Non-cash, share-based compensation charges	(5,185)	(5,319)
Depreciation and amortization	(227,910)	(235,331)

Operating income	$278,856	$222,239

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 6
(Continued)
Reconciliation of Free Cash Flow to Net Cash Flows
Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2008	2007
Free cash flow	$6,828	$16,078
Capital expenditures	72,768	44,606
Other expenses, net	(1,693)	(1,968)
Change in assets and liabilities, net	2,587	(13,673)

Net cash flows provided by operating activities	$80,490	$45,043

	Twelve Months Ended
	December 31,
	2008	2007
Free cash flow	$8,793	$(3,641)
Capital expenditures	289,825	227,409
Other expenses, net	(7,540)	(4,216)
Change in assets and liabilities, net	(22,363)	(30,760)

Net cash flows provided by operating activities	$268,715	$188,792

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 7
Calculation — Free Cash Flow
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2008	2007
Adjusted OIBDA	$129,627	$119,543
Cash taxes	—	(40)
Capital expenditures	(72,768)	(44,606)
Interest expense, net	(50,031)	(58,819)

Free cash flow	$6,828	$16,078

	Twelve Months Ended
	December 31,
	2008	2007
Adjusted OIBDA	$511,951	$462,979
Cash taxes	—	(196)
Capital expenditures	(289,825)	(227,409)
Interest expense, net	(213,333)	(239,015)

Free cash flow	$8,793	$(3,641)

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 8
Summary Operating Statistics
(Unaudited)

	Actual	Actual	Actual
	December 31,	September 30,	December 31,
	2008	2008	2007
Estimated homes passed	2,854,000	2,850,000	2,836,000
Total revenue generating units (RGUs)(a)	2,946,000	2,913,000	2,724,000
Quarterly RGU additions	33,000	69,000	51,000
Customer relationships(b)	1,401,000	1,406,000	1,399,000
Video
Basic subscribers	1,318,000	1,324,000	1,324,000
Quarterly basic subscriber (losses) gains	(6,000)	3,000	(7,000)
Digital customers	643,000	624,000	557,000
Quarterly digital customer additions	19,000	25,000	16,000
Digital penetration(c)	48.8%	47.1%	42.1%
High-speed data
High-speed data customers	737,000	726,000	658,000
Quarterly high-speed data customer additions	11,000	24,000	22,000
High-speed data penetration(d)	25.8%	25.5%	23.2%
Phone
Estimated marketable phone homes(e)	2,604,000	2,600,000	2,550,000
Phone customers	248,000	239,000	185,000
Quarterly phone customer additions	9,000	17,000	20,000
Phone penetration(f)	9.5%	9.2%	7.3%
Average total monthly revenue per basic subscriber(g)	$90.88	$88.86	$83.49

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents the total of basic subscribers, digital customers, data customers and phone customers at the end of each period.

(b)	Represents the total number of customers that receive at least one level of service, encompassing video, data and phone, without regard to which service(s) customers purchase.

(c)	Represents digital customers as a percentage of basic subscribers.

(d)	Represents data customers as a percentage of estimated homes passed.

(e)	Represents the estimated number of homes to which the Company is currently marketing phone service.

(f)	Represents phone customers as a percentage of estimated marketable phone homes.

(g)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

TABLE 9
Use of Non-GAAP Financial Measures
“Adjusted OIBDA” and “Free Cash Flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define Adjusted OIBDA as operating income before depreciation and amortization and non-cash, share-based compensation charges, and Free Cash Flow as Adjusted OIBDA less interest expense, net, cash taxes and capital expenditures.
Adjusted OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe Adjusted OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies, as well as different non-cash, share-based compensation programs. A limitation of Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of our non-cash, share-based compensation charges.
Free Cash Flow is used by management to evaluate our ability to service our debt and to fund continued growth with internally generated funds. We believe Free Cash Flow is useful for investors for the same reasons and provides measures that can be used to analyze, value and compare companies in the cable television industry. Our definition of Free Cash Flow eliminates the impact of quarterly working capital fluctuations.
Adjusted OIBDA and Free Cash Flow should not be regarded as alternatives to operating income, net income or net loss as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to Free Cash Flow. Reconciliations of historical presentations of Adjusted OIBDA and Free Cash Flow to their most directly comparable GAAP financial measures are provided in Table 6. We are unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain events, such as the initiation of depreciation relative to network construction projects, or changes in working capital.